Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-3 of Rex Energy Corporation (No. 333-159802) and the Registration Statement on Form S-8 of Rex Energy Corporation (No. 333-146648), and in each of the related prospectuses, of our report dated March 3, 2010, with respect to our audit of the consolidated and combined financial statements of Rex Energy Corporation as of December 31, 2009 and 2008 and for each of the three years in the period ended December 31, 2009 and the effectiveness of internal control over financial reporting of Rex Energy Corporation, included in this Annual Report for the year ended December 31, 2009. We further consent to the reference to this firm under the heading “Experts” in such prospectuses.

/S/ MALIN, BERGQUIST & COMPANY, LLP

Malin, Bergquist & Company, LLP

Pittsburgh, Pennsylvania

March 3, 2010